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                                                                    EXHIBIT 99.5

                                [APS LETTERHEAD]



                APS HOLDING CORPORATION RECEIVES FINAL APPROVAL
                 OF $100 MILLION DEBTOR-IN-POSSESSION FINANCING

Houston, Texas, (February 27, 1998) - APS HOLDING CORPORATION (APS) (NASDAQ:
APSIQ) announced that on February 26, 1998, the U.S. Bankruptcy Court in the District of Delaware gave final approval to the $100 million debtor-in-possession (DIP) financing the Company has arranged with The Chase Manhattan Bank, as agent, and a consortium of lenders. On February 3, 1998, the Company received interim approval providing, for access to $45 million under the $100 million DIP facility. This has enabled the Company to operate its business as usual while it begins its reorganization process.

"With the final approval of the $100 million in additional financing, APS has the financial resources necessary to continue normal business operations as it develops and implements a restructuring plan aimed at returning the Company to profitability." Said Bettina M. Whyte, Chief Executive Officer of APS Holding. "Our goal is to make APS a stronger and better business partner for both our vendors and customers."

Ms. Whyte added, "All of us at APS remain committed to providing our customers with the same level of quality performance and service they have come to expect and deserve from APS. I want to personally thank our vendors and customers for their continued support over the past few weeks."

APS filed for a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the District of Delaware on February 2, 1998. The Company has retained the services of Willkie Farr & Gallagher of New York City to act as bankruptcy counsel. APS Holding Corporation's Chapter 11 case is being heard before Judge Peter Walsh in the District of Delaware (Case #98-197; ref: APS Holding Corporation).

APS Holding Corporation is a national distributor of Big A(R) brand and manufacturer branded automotive replacement parts, as well as tools, equipment, supplies and accessories. It sells to more than 1,650 associated auto parts stores through 27 distribution centers and operates approximately 270 company-owned Big A(R) stores and 210 Installers' Service Warehouse units. The Company has annual sales in excess of $800 million. As of December 25, 1997, the Company's total assets and liabilities (book value), on an unaudited consolidated basis were approximately $560 million and $471 million, respectively.




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This news release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in this news release and those detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended January 25, 1997 and the Company's quarterly report on Form 10-Q for the quarterly periods ended April 25, July 25, and October 25, 1997, and in the Company's other public reports and statements.

CONTACT:

BSMG WORLDWIDE
MEDIA:      DAN CAHILL    (212) 445-8216
INVESTORS:  MARK VALENTA  (212) 445-8263



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